Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Investor Relations

Telephone:  (435) 634-3220

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:               July 30, 2015

SkyWest, Inc. Announces Second Quarter 2015 Results

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported financial and operating results for the quarter ended June 30, 2015.

SkyWest generated $31.5 million of net income for Q2 2015, or $0.61 per diluted share.  This represents an improvement of $46.2 million from Q2 2014, which had a net loss of $(14.7) million, or $(0.29) per diluted share.  Operating income for Q2 2015 was $70 million, which represents SkyWest’s best quarterly operating income since 2008.

SkyWest reported $41 million of net income for the first half of 2015, or $0.79 per diluted share, a $79 million improvement compared to the first half of 2014 which had a net loss of $(38) million, or $(0.73) per diluted share.

Q2 2015 Financial Highlights

•                  Pre-tax income increased $58 million in Q2 2015 from Q2 2014, primarily due to improved operating performance, additional flying contracts with improved profitability and a reduction in the number of aircraft operating under unprofitable flying contracts.

•                  SkyWest generated $135 million in EBITDA in Q2 2015, compared to $77 million in Q2 2014.  For the first half of 2015 EBITDA was $234 million, compared to $112 million for the first half of 2014.

•                  Revenue included improvements of $32 million from the additional E175 operations, improved contract rates from renewals of SkyWest’s existing flying contracts and improved contract performance incentives compared to Q2 2014.  Revenue also improved from Q2 2014 by $11 million from higher flight completion rates.  These improvements provided a significant offset to the revenue decrease from a reduced fleet size and less scheduled production for a net decrease in revenue of $28 million year over year.

•                  Operating expenses were down by $85 million compared to Q2 2014, primarily driven by operating efficiencies from improved completion rates, a net decrease in production, maintenance cost initiatives and a reduction in fuel costs.

Q2 2015 Operational Update

•                  Excluding weather cancellations, the adjusted flight completion rate for ExpressJet Airlines, Inc. (“ExpressJet”) improved to 99.8% in Q2 2015 from 99.0% in Q2 2014.  The adjusted flight completion rate for SkyWest Airlines, Inc. (“SkyWest Airlines”) also improved to 99.2% in Q2 2015 from 99.0% in Q2 2014.

•                  Including weather cancellations, ExpressJet’s raw flight completion rate was 97.5% in Q2 2015 compared to 95.3% in Q2 2014.  SkyWest Airlines’ raw flight completion rate improved to 98.4% in Q2 2015 compared to 97.4% in Q2 2014.

•                  Total aircraft in service went to 676 at June 30, 2015, from 693 at March 31, 2015, summarized as follows:

•                  Added six new E175 aircraft with United Air Lines, Inc. (“United”)

•                  Added three new E175 aircraft with Alaska Air Group (“Alaska Airlines”)

•                  Added ten used ERJ145 aircraft with American Airlines, Inc. (“American”)

•                  Removed 24 ERJ145/ERJ135 aircraft from service

•                  Removed twelve EMB120 turboprop aircraft from service

•                  Under its fleet transition, SkyWest generated approximately 24,000 additional block hours with its dual class aircraft (CRJ700s/900s and E175s) compared to Q2 2014.  SkyWest also had a reduction of approximately 72,000 block hours with its 50-seat and smaller sized aircraft (CRJ200s, ERJ145s/135s and EMB120s) compared to Q2 2014.  The total aircraft in service decreased to 676 at June 30, 2015 from 752 at June 30, 2014.

•                  Under an agreement announced in Q2 2015, SkyWest Airlines will place 8 additional E175 aircraft into service with Alaska Airlines, for a total of 15 E175s with Alaska Airlines.  SkyWest Airlines is scheduled to take delivery of the remaining twelve new E175 aircraft for Alaska Airlines between Q4 2015 and Q4 2016.

•                  Under a previously announced agreement, SkyWest Airlines is scheduled to take delivery of five new E175 aircraft for United during Q3 2015.

Commenting on the results, Chip Childs, SkyWest, Inc. President said, “Our second quarter results reflect meaningful progress in our action plans to secure profitable flying contracts, remove unprofitable aircraft and provide solid operating performance.  These actions are the primary drivers for the strong earnings momentum we are generating.  We remain committed to disciplined deployment of capital and resources as we continue the process of optimizing our fleet size and mix.”

Q2 2015 Capital and Liquidity Update

•                  SkyWest had $505 million in cash and marketable securities at June 30, 2015, an increase of $24 million from March 2015.  SkyWest made capital investments of $40 million during the quarter to acquire nine E175 aircraft including spare parts and engines.

•                  SkyWest repurchased 1.25 million shares of its common stock for $18.7 million in cash during Q2 2015

•                  The company issued $229 million in new long term debt to finance spare engines and the nine new E175s delivered during the quarter.

•                  SkyWest anticipates using approximately $30 million in cash as investments in E175 aircraft scheduled for delivery in Q3 and Q4 of 2015.

Reconciliation of Non-GAAP financial measures

Although SkyWest’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), SkyWest management believes that certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of SkyWest’s ongoing operations and may be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three and six month periods ended June 30, 2015 and 2014 (dollars in thousands).  Readers should consider this non-GAAP measure in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP.  This non-GAAP financial measure excludes some, but not all, items that may affect SkyWest’s net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.

	Three months ended		Six months ended
	June 30,		June, 30
	2015	2014	2015	2014
Operating income (loss)	$69,932	$13,244	$104,008	$(14,530)
Add: Depreciation and amortization expense	64,659	64,252	130,350	126,567
EBITDA	$134,591	$77,496	$234,358	$112,037

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About SkyWest

SkyWest was named on Forbes ‘America’s Best Employers 2015’ list and was Air Transport World’s Regional Airline of the Year in 2014. SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s airline companies provide commercial air service in cities across the United States, Canada, Mexico and the Caribbean with more than 3,500 scheduled daily flights. SkyWest Airlines operates through partnerships with United, Delta, US Airways, American and Alaska Airlines. ExpressJet operates through partnerships with United, Delta and American. SkyWest continues to set the standard for excellence in the regional airline industry with unmatched value for customers, shareholders and its nearly 20,000 employees. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet, if achieved; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2014, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
OPERATING REVENUES:
Passenger	$773,107	$800,548	$1,515,605	$1,556,187
Ground handling and other	15,310	16,026	33,210	32,773
Total operating revenues	788,417	816,574	1,548,815	1,588,960

OPERATING EXPENSES:
Salaries, wages and benefits	298,573	310,844	601,418	628,486
Aircraft maintenance, materials and repairs	156,319	171,722	314,576	349,984
Aircraft rentals	68,442	79,449	138,854	159,783
Depreciation and amortization	64,659	64,252	130,350	126,567
Aircraft fuel	31,192	58,018	58,492	105,243
Ground handling services	20,117	32,314	44,089	69,332
Special charges	—	4,713	—	4,713
Other operating expenses	79,183	82,018	157,028	159,382
Total operating expenses	718,485	803,330	1,444,807	1,603,490
OPERATING INCOME (LOSS)	69,932	13,244	104,008	(14,530)
OTHER INCOME (EXPENSE):
Interest income	697	511	1,336	1,060
Interest expense	(18,081)	(16,138)	(36,546)	(31,814)
Other, net	—	(2,618)	—	(2,891)
Total other expense, net	(17,384)	(18,245)	(35,210)	(33,645)

INCOME (LOSS) BEFORE INCOME TAXES	52,548	(5,001)	68,798	(48,175)
PROVISION (BENEFIT) FOR INCOME TAXES	21,073	9,736	27,703	(10,551)
NET INCOME (LOSS)	$31,475	$(14,737)	41,095	$(37,624)

BASIC EARNINGS (LOSS) PER SHARE	$0.61	$(0.29)	$0.80	$(0.73)
DILUTED EARNINGS (LOSS) PER SHARE	$0.61	$(0.29)	$0.79	$(0.73)

Weighted average common shares:
Basic	51,357	51,183	51,407	51,310
Diluted	51,971	51,183	52,182	51,310

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SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
Cash, restricted cash, and marketable securities	$504,799	$559,130
Other current assets	826,286	731,873
Total current assets	$1,331,085	$1,291,003

Property and equipment, net	3,367,704	2,981,188
Deposit on aircraft	37,700	40,000
Other long term assets	102,065	97,737
Total assets	$4,838,554	$4,409,928

Current liabilities	$744,718	$684,355
Long-term liabilities	2,670,623	2,325,227
Stockholders’ equity	1,423,213	1,400,346
Total liabilities and stockholder’s equity	$4,838,554	$4,409,928

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2015	2014	% Change		2015	2014	% Change
Passengers carried	14,665,756	15,358,722	(4.5)%		27,856,293	28,992,137	(3.9)%
Revenue passenger miles (000)	7,718,342	8,165,616	(5.5)%		14,686,253	15,441,216	(4.9)%
Available seat miles (000)	9,176,581	9,736,819	(5.8)%		17,868,698	18,729,769	(4.6)%
Block hours	531,373	579,072	(8.2)%		1,048,147	1,125,885	(6.9)%
Departures	314,086	349,022	(10.0)%		618,685	674,346	(8.3)%
Passenger load factor	84.1%	83.9%	.20	pts	82.2%	82.4%	(.20	) pts
Yield per revenue passenger mile	$0.100	$0.098	2.0%		$0.103	$0.101	2.0%
Revenue per available seat mile	$0.086	$0.084	2.4%		$0.087	$0.085	2.4%
Cost per available seat mile	$0.080	$0.084	(4.8)%		$0.083	$0.087	(4.6)%
Fuel cost per available seat mile	$0.003	$0.006	(50.0)%		$0.003	$0.006	(50.0)%
Average passenger trip length	526	532	(1.1)%		527	533	(1.1)%

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2015 Quarterly Fleet, Block Hour and ASM Production

Fleet Summary	As of March 31, 2015	As of June 30, 2015	As of Sept. 30, 2015	As of Dec. 31, 2015
	(Actual)	(Actual)	(Estimate)	(Estimate)
Regional Jets:
50-37 seats	449	435	416	391
65-76 seat CRJs	203	203	203	203
76 seat E175s	29	38	43	44
	681	676	662	638
Turbo props:
30 seats	12	—	—	—

Totals	693	676	662	638

	Q1 15	Q2 15	Q3 15	Q4 15	Totals
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
Block hours	516,774	531,373	520,000	494,000	2,062,000
ASMs	8.7b	9.2b	9.2b	8.7b	35.8b

Aircraft in Scheduled Service

	50 seats	65-76 seats	EMB120s	Total

Aircraft in schedule - December 31, 2014	467	223	27	717
65-76 seat additions (United and Alaska)	—	18	—	18
50 seat additions (Delta and American)	21	—	—	21
50 seat reductions (United)	(53)	—	—	(53)
Turbo prop reductions (Delta and United)	—	—	(27)	(27)
Aircraft in schedule — June 30, 2015	435	241	—	676

Aircraft counts above exclude aircraft removed from scheduled service.

Completed Block Hours by Aircraft type

	Q2-2015	Q2-2014	Variance	YTD June 2015	YTD June 2014	Variance
CRJ200	171,337	184,841	(13,504)	337,284	359,763	(22,479)
CRJ700/900s	165,188	168,305	(3,117)	324,218	328,079	(3,861)
ERJ145/135	165,163	198,953	(33,790)	326,988	384,894	(57,906)
E175	28,333	999	27,334	47,333	999	46,334
EMB120	1,352	25,974	(24,622)	12,324	52,150	(39,826)
	531,373	579,072	(47,699)	1,048,147	1,125,885	(77,738)

Completed Block Hours by Airline

	Q2-2015	Q2-2014	Variance	YTD June 2015	YTD June 2014	Variance
SkyWest Airlines	270,271	265,762	4,509	525,667	518,184	7,483
ExpressJet	261,102	313,310	(52,208)	522,480	607,701	(85,221)
	531,373	579,072	(47,699)	1,048,147	1,125,885	(77,738)